Exhibit 23.3

Principal Officers:

Harry Jung, P. Eng.
President, C.E.O.
Dana B. Laustsen, P. Eng.
Executive V.P., C.O.O.
Keith M. Braaten, P. Eng.
Executive V.P.

Officers / Vice Presidents:

Terry L. Aarsby, P. Eng.
Jodi L. Anhorn, P. Eng.
Neil I. Dell, P. Eng.
David G. Harris, P. Geol.
Myron J. Hladyshevsky, P. Eng.
Bryan M. Joa, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERING CONSULTANTS

We refer to our report entitled “Report on Reserves Data by Independent Qualified Reserves Evaluator or Auditor” dated March 6, 2006 evaluating the reserves attributable to Canadian Superior Energy Inc. (the “Company”) as of December 31, 2005 (the “Report”).

We hereby consent to references to our name and to the Report in the Company’s Registration Statement on Form F-3 to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended (the “Registration Statement”). We also confirm that we have read the Revised Annual Information Form, which is incorporated by reference in the Registration Statement, and that we have no reason to believe that there are any misrepresentations in the information contained in it that are derived from the Report or that are within our knowledge as a result of the services we performed in connection with the Report.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

“Originally Signed By”

Dana B. Laustsen, P. Eng.
Executive Vice-President

Calgary, Alberta
August 31, 2006

4100, 400 - 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 • (403) 266-9500 • Fax (403) 262-1855 • GLJPC.com